Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust and in the related Prospectuses of our report dated May 6, 2014 with respect to the statement of revenues and certain expenses of Triple Play for the year ended December 31, 2013, which appears in this Current Report on Form 8-K of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York

Date:    May 6, 2014